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                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                                 1,300,000 UNITS
                        1,300,000 SHARES OF COMMON STOCK
                                      WITH
              WARRANTS TO PURCHASE 1,300,000 SHARES OF COMMON STOCK


                          AGREEMENT AMONG UNDERWRITERS


                                                              New York, New York
                                                                          , 1996

To:     Each of the Underwriters named
        in Schedule A to the attached
        Underwriting Agreement


Dear Sirs:

               Worldwide Entertainment & Sports Corp., a Delaware corporation (the "Company"), proposes to enter into an underwriting agreement, substantially in the form attached hereto as Exhibit A (the "Underwriting Agreement"), with William Scott & Company, LLC (the "Representative") of the Underwriters named in Schedule A hereto(the "Underwriters"), acting severally and not jointly, with respect to the purchase from the Company of an aggregate of 1,300,000 units (the "Offered Units") consisting of an aggregate of 1,300,000 shares of common stock, $.01 par value (the "Common Shares"), and 1,300,000 Common Share purchase warrants (the "Warrants") entitling the holder of each Warrant to purchase one Common Share during the five-year period commencing one year after the original issuance of the Warrants. Such Common Shares and Warrants will be offered to the public in Units, each Unit consisting of one Common Share and one Warrant. The Underwriting Agreement also provides for the grant to the Representative, individually, and not as representative of the Underwriters, of up

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to an additional  195,000 Units (the "Optional  Units"),  at its option, for the sole purpose of covering over-allotments in the sale of the Offered Units. The Units are described in the Registration Statement and Prospectus (as defined in
the  Underwriting   Agreement).   The  Representative   will,  unless  otherwise
specified, act as the representative of the Underwriters in the transactions described herein and in the Underwriting Agreement.

               1. AUTHORITY OF THE REPRESENTATIVE. Each Underwriter hereby severally authorizes the Representative on such Underwriter's behalf to (a) enter into an Underwriting Agreement with the Company substantially in the form attached hereto as Exhibit A; (b) fix the initial public offering price per Unit and the discount in connection therewith; (c) fix the exercise price for the Warrants; (d) extend, at the Representative's discretion, the date specified in
Section 6(a) of the Underwriting Agreement by which the Registration Statement is to become effective and fix and extend, to not later than 10:00 a.m., New York City time, on the third full business day after the Registration Statement shall have become effective (or any postponed date pursuant to Section 10 of the Underwriting Agreement), the Closing Date (referred to in Section 3 of the Underwriting Agreement) for the purchase of Offered Units; (e) act as such Underwriter's representative to carry out the Underwriting Agreement and this Agreement and the purchase, sale and distribution of the Offered Units hereunder and thereunder; (f) exercise the authority and discretion vested in the

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Underwriters  by the  Underwriting  Agreement;  (g) obtain  loans or advance the
Representative's own funds for the account of such Underwriter, charging current interest rates, and, in connection therewith, execute and deliver any notes or other instruments and hold or pledge as security therefor any of the Units acquired pursuant to Section 5 hereof; and (h) take such other action as the Representative deems necessary or advisable in order to carry out the provisions of the Underwriting Agreement and this Agreement, including authority to agree to any variation of the terms of the Underwriting Agreement which, in the Representative's judgment, is necessary or advisable.

               Any lender may rely on the Representative's instructions in all matters relating to any loans referred to in clause (g) of Section 1 above.

               The initial public offering of the Units is to be made on the date and at the public offering price fixed by the Representative. The Representative may vary such price and the dealers' concession and reallowance from time to time after the initial public offering.

               The initial public advertisement will appear on the date of the public offering of the Units or the day following and will be over the Representative's name and the names of such other Underwriters as the Representative may determine. After such

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advertisement has appeared, but not before, any Underwriter may advertise at its own risk and expense.

               2. SALES TO INSTITUTIONS, DEALERS, ETC. Each Underwriter authorizes the Representative to reserve for sale and to sell for the account of such Underwriter all or part of the Offered Units which such Underwriter has agreed to purchase (a) to institutions and other retail purchasers, in the proportion, except as adjusted by the Representative to eliminate fractional Units, that the underwriting commitment of each underwriter to purchase the Offered Units bears to the aggregate underwriting commitments of all Underwriters, and (b) to securities dealers selected by the Representative (the "Dealers"), who may include any of the several Underwriters, in such proportion as the Representative may determine. Each Dealer will be a member of the National Association of Securities Dealers, Inc. (the "NASD") or, if a foreign dealer not eligible for membership in the NASD, will agree to conform to the provisions of the Rules of Fair Practice of the NASD in making sales outside the United States and to maker no sales within the United States or to persons who are citizens thereof or residents therein. Sales to Dealers will be made less such Dealers' selling concession as the Representative will determine and will be subject to the terms and conditions of a selected dealer agreement substantially in the form attached hereto as Exhibit B (the "Selected Dealer Agreement").


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               3. SALES BY UNDERWRITERS. Each Underwriter agrees that, until the termination of the Selected Dealer Agreement, if a selling group is formed, or if not, for 25 days after the initial public offering of the Offered Units or until notification by the Representative terminating this provision, whichever is earlier, all sales of the Units by it or on its behalf will be made in all respects in compliance with and subject to the provisions of the Selected Dealer Agreement, provided that (a) the Representative may make sales for its account
pursuant   to   this   Agreement,   and  (b)  any   Underwriter,   without   the
Representative's consent, may sell Offered Units to any other Underwriter at the initial public offering price, less the Dealers' selling concession, and with the Representative's consent may sell Offered Units to any other Underwriter upon such terms as the Representative may in each instance, or generally, approve.

               Each Underwriter agrees to advise the Representative, upon the Representative's request, of the number of Offered Units purchased pursuant to the Underwriting Agreement remaining unsold by it and to release to the Representative for sale any part or all of such unsold Offered Units not in excess of the Dealers' selling concession as the Representative may determine.

               4. REPURCHASED UNITS. Any Units sold by an Underwriter, except through the Representative, which will be purchased or contracted for by the Representative in the open

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market or otherwise  during the term of this Agreement may be redelivered by the
Representative to such Underwriter at a price equal to the Representative's cost, including any commissions paid thereon and transfer taxes on redelivery. Units so redelivered need not be represented by the identical certificates purchased by such Underwriter. In lieu of redelivering such Units, the Representative may sell such Units for the account of such Underwriter publicly or privately, at such price and upon such terms and to such persons, including the Representative or any of the Underwriters, as the Representative may determine, charging the amount of any loss and expense or crediting the amount of any profit, less any expense resulting from such sale, to the account of such Underwriter, or the Representative may charge its account with an amount not in excess of the Dealers' selling concession.

               5. PAYMENT AND DELIVERY. The Representative will give each Underwriter at least 24 hours' notice of the Closing Date. At or before 8:45 a.m., New York City time, on the Closing Date, each Underwriter agrees to deliver to the Representative at its offices at 1030 Salem Road, Union New Jersey 07083, a certified or official bank check payable to William Scott & Company, LLC. in New York Clearing House funds, in an amount equal to the full purchase price of the Offered Units which such Underwriter is to purchase on such date pursuant to the Underwriting Agreement. Each Underwriter authorizes the Representative, for such Underwriter's account, (a) to deliver the Representative's check or checks in payment for the

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Offered  Units which such  Underwriter  is to  purchase,  and (b) to receive the certificates for the Common Shares and Warrants comprising the Offered Units registered in the name of such Underwriter or in any other name or form as the Representative deems desirable.

               Certificates for the Common Shares and Warrants received by the Representative for the account of any Underwriter, and not reserved, will be delivered to that Underwriter following payment therefor as stated above. Certificates for Common Shares and Warrants reserved for the account of any Underwriter which remain unsold at any time prior to the settlement of accounts hereunder may, in the Representative's discretion, and will, upon the request of such Underwriter, be delivered to such Underwriter (but until the settlement of accounts hereunder, unless otherwise determined by the Representative, the delivery will be for carrying purposes only).

               6.     STABILIZATION.

                      (a) Each Underwriter authorizes the Representative, until the termination of this Agreement and subject to the applicable provisions of the statutes administered by the Securities and Exchange Commission (the "Commission") and its rules and regulations, to make purchases and sales of any Units or the Warrants and Common Shares included therein,

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        either for long or short account and on such terms and at such prices as the Representative determines; and to make over-allotments of the Offered Units and to make purchases for the purpose of covering any over-allotments so made. Except as a result of the exercise of the
        overallotment   option  pursuant  to  Section  3  of  the   Underwriting
        Agreement, such purchases, sales and over-allotments will be for the accounts of the several Underwriters in proportion as nearly as practicable to their respective commitments to purchase Offered Units. Each Underwriter agrees upon the Representative's request to take up at cost (but until the settlement of accounts hereunder, unless otherwise determined by the Representative, for carrying purposes only) any Units so purchased by the Representative for its account, and on request to deliver to the Representative, against payment therefor, any Units so sold for its account through over-allotment or otherwise, provided that at no time will the resulting net commitment of any Underwriter on long or short account exceed 10% of the aggregate number of Offered Units which such Underwriter is obligated to purchase under the Underwriting Agreement. The Representative will have authority to pay on behalf of the respective Underwriters such commissions, taxes and other expenses as the Representative may deem proper in connection with such purchases and sales and to charge the respective accounts of the Underwriters with commissions, taxes and appropriate expenses on purchases and sales effected by the

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        Representative. This provision is not an assurance that the price of the
        Units, Warrants or the Common Stock will be stabilized or that stabilization, if commenced, will not be discontinued at any time.

                      (b) Each Underwriter authorizes the Representative to file with the Commission any and all reports required by Rule 17a-2 under the Securities Act of 1934, as amended (the "Exchange Act"), or any other applicable rule of the commission, in connection with any purchases or sales made by the Representative for the respective accounts of the Underwriters pursuant to the foregoing authorization. The Representative will advise each Underwriter promptly of the dates on which the Representative commences and terminates any such transactions. Each Underwriter has, and assumes for itself, the responsibility for making the reports required by such rules with respect to its own transactions which are subject thereto. Each Underwriter shall retain the records required by such rules with respect to its own transactions which are subject thereto.

                      (c) Until the termination of this Agreement or prior notification by the Representative, the Representative will have the sole right to effect stabilizing transactions in the Units. Each Underwriter agrees that until such time it will not make any purchases or sales of the Units of the

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        Company  except  (i)  pursuant  to the  Underwriting  Agreement  or this
        Agreement,   (ii)   pursuant   to   authorization   received   from  the
        Representative, or (iii) in the ordinary course of business as broker or agent for a customer pursuant to an unsolicited order.

               7.   COMPENSATION  AND  EXPENSES  OF  THE   REPRESENTATIVE.   The
Representative may charge against the account of each Underwriter when the final accounting is made:

                      (a) as the Representative's compensation for services pursuant to this Agreement, an aggregate amount equal to $______ per Unit for each Offered Unit purchased by such Underwriter pursuant to the Underwriting Agreement;

                      (b) all transfer taxes paid on the Underwriter's behalf on sales or transfers made for its account and its proportionate part of all expenses, other than those specifically provided for in other sections of this Agreement, incurred by the Representative hereunder;

                      (c) the Underwriter's proportionate part of all other expenses, in excess of those reimbursed by the Company pursuant to
        Section 5(i) of the Underwriting Agreement, incurred by the Representative under the terms of this Agreement or in connection with the purchase, carrying, sale

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        or distribution of the Units: and

                      (d) the Underwriter's proportionate part of the expenses chargeable against any Underwriter failing to perform its obligations under this Agreement or under the Underwriting Agreement and of any additional losses or expenses arising from such failure, without, however, relieving such Underwriter from its liability therefor.

               The Representative's determination and apportionment of such expenses shall be conclusive.

               8. BLUE SKY QUALIFICATION. The Representative will advise each Underwriter as to the states or jurisdictions under the securities or Blue Sky laws of which the Representative believes the Units are eligible for sale, but the Representative will assume no responsibility as to such eligibility or as to the right of any Underwriter to sell any Units in any state or jurisdiction. The Representative has caused to be filed a Further State Notice respecting the Units to be offered to the public in New York in the form required by, and pursuant to, the provisions of Article 23A of the General Business Law of the State of New York.

               9. INDEMNIFICATION. Each Underwriter, severally, will indemnify and hold harmless each other Underwriter, any person who may be deemed to control any other Underwriter within the meaning

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of Section 15 of the Securities Act of 1933, as amended (the "Securities  Act"),
and  each  officer,   director,   partner,  employee  and  agent  of  any  other
Underwriter, to the extent and upon the terms set forth in the Underwriting Agreement. Such indemnity will survive the termination of this Agreement and will remain in full force and effect regardless of any investigation made by, or on behalf of, such other Underwriter or such persons.

               10. TERMINATION OF AGREEMENT. Except as to accrued obligations and except as otherwise provided herein, this Agreement will terminate (a) at the close of business on the 20th day following the effective date of the Registration Statement, or (b) at such other date, but in no event more than 40 days following such effective date, as the Representative may fix by notice to each Underwriter, or (c) if the Underwriting Agreement will be terminated, in accordance with its terms. Such termination, however, will not relieve any Underwriter from its proportionate share of any charges, liabilities or expenses incurred prior thereto.

               11. SETTLEMENT OF ACCOUNTS. Accounts will be closed and settled under this Agreement as soon as practicable after termination. At such time any Units held by the Representative for the account of an Underwriter shall be distributed by the Representative to such Underwriter, and the net credit or debit balance of each Underwriter will be paid to it or collected from it

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by the Representative,  but the Representative may establish reasonable reserves against any claims and expenses not then ascertained. No statements by the Representative of the amount of credit or debit balance or payment or reserve will constitute a representation as to the existence or nonexistence of any
other  charges,   liabilities  or  expenses,   for  all  of  which  the  several
Underwriters will continue to be liable as provided for in this Agreement. Any Units which are held by the Representative for the account of any Underwriter by reason of a default by a retail purchaser or a Dealer will be purchased by the Underwriter for whose account the Units have been sold by the Representative to such retail purchasers or Dealers, as the case may be, and the Representative is authorized to make appropriate charges and credits to the account of each such Underwriter for this purpose. Notwithstanding any distribution or settlement on the termination of accounts, each Underwriter will remain liable for its proper proportion of any tax or other liability which may be asserted against any one or more of the Underwriters in respect of this Agreement or the Underwriting Agreement based upon the claim that the Underwriters constitute a partnership, an association, an unincorporated business or other separate entity, and each Underwriter agrees to pay its proper proportion of the expenses of resisting any such claim. The provisions of this Section 11 will survive the termination of this Agreement.

               12. COMPLIANCE WITH EXCHANGE ACT, ETC. Each Under-

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writer  will  comply  with  any  applicable  provisions  of  the Exchange Act or regulations of the Commission. Each Underwriter represents that it is a member in good standing of the NASD and agrees to comply with all applicable provisions of the Rules of Fair Practice of the NASD including, without limitation, Sections 8, 24 and 36 of the Rules of Fair Practice. Each Underwriter represents that its commitment hereunder will not place such Underwriter in violation of Rule 15c3-1 of the rules of the Commission under the Exchange Act. Each Underwriter will notify each of its customers with respect to whose account it has investment discretion and to whose account it proposes to sell any of the Units that it proposes to sell to such customer's account as a principal and to obtain the written consent of such customer to any such sale.

              13.  REGISTRATION STATEMENT; PROSPECTUS. Each Underwriter confirms
(a) that it has examined each Preliminary Prospectus, the Registration Statement and the form of Prospectus (and any amendments or supplements thereto) referred to in the Underwriting Agreement; (b) that the information therein is correct and not misleading insofar as such information relates to such Underwriter; (c) that copies of the Preliminary Prospectus complying with Rule 430 under the Securities Act have been expeditiously distributed to all persons to whom it was then expected to mail confirmations of sale not less than 48 hours prior to the time it was expected to mail confirmations of sale; and (d) that it is willing to accept the responsibilities under the

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Securities  Act of an  underwriter  named in the  Registration  Statement and is willing to proceed with the underwriting in the manner contemplated thereby. Each Underwriter authorizes the Representative, with the approval of counsel for the Underwriters, on behalf of such Underwriter, to consent to the filing of any
further   amendments  or  supplements  to  any   Preliminary   Prospectus,   the
Registration Statement or the Prospectus.

               14.  STATUS OF  REPRESENTATIVE  AND  UNDERWRITERS.  In any action taken hereunder, except in the sale of the Units underwritten by the Representative and in the performance of the Representative's own obligations hereunder, under the Underwriting Agreement and the Selected Dealer Agreement, the Representative will act only as the representative of the several Underwriters. Nothing contained herein shall constitute the Underwriters, or any of them, partners or any of them liable to make payments otherwise than as herein provided, or impair the several nature of their obligations under this Agreement and the Underwriting Agreement.

               15. DEFAULT BY AND UNDERWRITER. If any Underwriter shall fail or refuse to purchase any of the Offered Units that it has severally agreed to purchase and arrangements satisfactory to the Representative and the Company for the purchase of such amount of Offered Units are not made within 48 hours after such default, this Agreement will terminate without liability on the part of the

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non-defaulting Underwriters for the purchase or sale of any of the Offered Units under the Underwriting Agreement. In any such case, either the non-defaulting Representative or the Company shall have the right to postpone the Closing Date but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Any action taken under this section shall not relieve the defaulting Underwriter from liability in respect of its default under this Agreement.

               16. INTEREST ON FUNDS. The Representative will not be under any duty to account for any interest on funds of any of the Underwriters at any time in the Representative's hands, and such funds may be held by the Representative unsegregated from its general funds.

               17. LIABILITY OF REPRESENTATIVE. Except as expressly stated herein, or as may arise under the Securities Act, the Representative will not be under any liability for, or in respect of: the validity or value of the Units; the form of, or the statements contained in, the Registration Statement, any Preliminary Prospectus, the Prospectus (or any amendments or supplements thereto), or any supplemental sales data or other letters or instruments executed by, or obtained from, the Company; the form or validity of the Underwriting Agreement, the Selected Dealer Agreement or this Agreement; the eligibility of the Units

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for sale under the laws of any state or jurisdiction; the delivery of the Units;
the  performance by the Company or others of any agreement on its or their part;
or  any  matter  in   connection   with  any  of  the   foregoing,   except  the
Representative's own lack of good faith.

               18. NOTICES. Any notice to any Underwriter will be deemed to have been duly given if mailed, telegraphed or delivered to such Underwriter at the address set forth in the Underwriter's questionnaire provided to the Representative.

               19. CONSTRUCTION OF AGREEMENT. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be wholly performed in such State.

               20. HEADINGS. The headings in this Agreement are for purposes of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

               21. COUNTERPARTS. This Agreement may be signed in any number of counterparts which, taken together, will constitute one and the same instrument.

               If the foregoing meets with your approval, please sign

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and return to the  Representative  one counterpart of this Agreement.  Upon your confirmation hereof and upon confirmation of identical agreements by each of the other Underwriters, covering in the aggregate all the Offered Units, this Agreement will constitute a valid and binding contract between you and the Representative.

                                                   Very truly yours,

                                                   WILLIAM SCOTT & COMPANY, LLC
                                                   As Representative of
                                                   the Underwriters


                                            By:    _________________________



Confirmed as of the date first above written:


______________________________________


By:__________________________________
        Authorized Signature




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